     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2002.
                                                      REGISTRATION NO. 333-59543
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         Post-Effective Amendment No. 3
                        filed pursuant to Rule 462(d) to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 FMC CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                                              94-0479804
(STATE OR OTHER JURISDICTION OF                              (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NUMBER)

                               1735 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 299-6000
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ANDREA E. UTECHT, ESQ.
                  VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                                 FMC CORPORATION
                               1735 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 299-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                                   A COPY TO:

                            PETER S. SARTORIUS, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                        PHILADELPHIA, PENNSYLVANIA 19103
                                 (215) 963-5000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                EXPLANATORY NOTE

     This Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (File No. 333-59543) of FMC Corporation is filed pursuant to Rule 462(d) solely to add certain exhibits not previously filed with respect to the Registration Statement.

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits

Exhibit No.    Description
-----------    -----------
1.4            Form of Underwriting Agreement relating to Common Stock
5.2            Opinion of Morgan, Lewis & Bockius LLP
15.2           Letter of KPMG LLP regarding Unaudited Interim Financial
               Information
23.1.1         Consent of KPMG LLP
23.3           Consent of Morgan, Lewis & Bockius LLP (included in its opinion filed as Exhibit 5.2)

All of the foregoing exhibits are filed herewith.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, FMC CORPORATION CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON JUNE 6, 2002.

                                        FMC Corporation

                                        By:     /s/ W. Kim Foster
                                                --------------------------------
                                        Name:   W. Kim Foster
                                        Title:  Senior Vice President and
                                                Chief Financial Officer

EACH PERSON WHOSE SIGNATURE APPEARS BELOW HEREBY CONSTITUTES AND APPOINTS WILLIAM G. WALTER, W. KIM FOSTER AND THOMAS C. DEAS, JR., AND EACH OR ANY OF THEM, AS HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT AND AGENT, WITH FULL POWER OF SUBSTITUTION, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY OR ALL AMENDMENTS OR POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, AND INCLUDING ANY REGISTRATION STATEMENT FOR THE SAME OFFERING THAT IS TO BE EFFECTIVE UPON FILING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH WITH THE SECURITIES AND EXCHANGE COMMISSION, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS AND EACH OF THEM FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT EACH SUCH ATTORNEY-IN-FACT AND AGENT, OR HIS SUBSTITUTE MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE DATES INDICATED:


                      SIGNATURE                                         TITLE                             DATE
                      ---------                                         -----                             ----

                                                        Chairman and Chief Executive Officer
                                                        and Director
/s/ William G. Walter                                   (Principal Executive Officer)
--------------------------------------------
William G. Walter                                                                              June 6, 2002
                                                        Senior Vice President and Chief
                                                        Financial Officer (Principal
/s/ W. Kim Foster                                       Financial Officer)                     June 6, 2002
--------------------------------------------
W. Kim Foster


/s/ Graham R. Wood                                      Vice President and Controller
--- ----------------------------------------            (Principal Accounting Officer)         June 6, 2002
Graham R. Wood


/s/ B.A. Bridgewater, Jr.                               Director                               June 6, 2002
--------------------------------------------
B.A. Bridgewater, Jr.


/s/ Patricia A. Buffler                                 Director                               June 6, 2002
--------------------------------------------
Patricia A. Buffler


/s/ Albert J. Costello                                  Director                               June 6, 2002
--------------------------------------------
Albert J. Costello


/s/ Enrique Sosa                                        Director                               June 6, 2002
--------------------------------------------
Enrique Sosa


/s/ Edward J. Mooney                                    Director                               June 6, 2002
--------------------------------------------
Edward J. Mooney


/s/ William F. Reilly                                   Director                               June 6, 2002
--------------------------------------------
William F. Reilly


/s/ James R. Thompson                                   Director                               June 6, 2002
--------------------------------------------
James R. Thompson